Exhibit 99.1

October 15, 2004

Special Committee of the

Board of Directors

Home Products International, Inc.

4501 West 47th Street

Chicago, IL 60632

Gentlemen:

Equity Group Investments, L.L.C. (“EGI”), Triyar Capital, LLC (“Triyar”) and Joseph Gantz (together, the “Investors”) are pleased to submit this proposal, with your prior permission, for a tender offer (the “Tender Offer”), by a company to be formed by them (“Newco”), for all shares of the Company’s outstanding common stock, subject to a minimum tender of 70% of the outstanding shares, for $2.25 per share in cash (the “Purchase Price”). This proposal replaces and supercedes, in its entirety, the proposal letter dated September 23, 2004, submitted by the Investors (the “Prior Proposal”).

This proposal is not conditioned on any agreement with any holder of notes outstanding under the Indenture (defined below).

As you may know, EGI is a Chicago-based private investment firm headed by Samuel Zell. EGI affiliates own 664,000 shares of the Company’s common stock. As part of this proposed transaction, EGI is willing to roll-over its existing shares as well as invest additional equity capital alongside Triyar and Mr. Gantz. EGI intends to vote its shares against the Existing Agreement (as defined below). Triyar is a Los Angeles-based private equity fund. Triyar was founded in 1995 by the Yari family and specializes in value and special situation investments. Mr. Gantz is a former member of the Board of Directors of the Company and possesses extensive operating experience in the plastics industry. In addition, Mr. Gantz is a permitted holder, as defined in the Indenture (as defined below).

This proposal is intended to constitute a “Company Takeover Proposal” for purposes of the Agreement and Plan of Merger dated as of June 2, 2004 by and between JRT Acquisition, Inc. and the Company (the “Existing Agreement”). The Investors expect this proposal will result in (i) a “Superior Company Proposal” for purposes of the Existing Agreement, (ii) the Company terminating the Existing Agreement pursuant to Section 8.05(b) thereof and (iii) substantially contemporaneously therewith, the Company entering into a new agreement (the “Successor Agreement”) with Newco providing for the Tender Offer.

The Investors are very excited about our proposal. But for a very few new issues raised by the Company’s most recent draft Company Disclosure Letter delivered to the Investors late this week, the Investors have completed their due diligence review. We look forward to continuing to have the Company’s full cooperation and full access to its relevant data and personnel and expect to resolve these remaining issues expeditiously.

As you know, we are in agreement with the Special Committee on the final form of a definitive agreement reflecting the Prior Proposal, except for a couple of issues. We are now preparing a revision of that document to reflect changes in the mechanics of the acquisition and, except for conforming changes, the Successor Agreement will not differ substantively from the form of a definitive agreement reflecting the Prior Proposal. We reaffirm our previous commitment to negotiate in good faith and we will use all reasonable efforts to resolve any issues by October 19, 2004.

Special Committee of the

Board of Directors

Home Products International, Inc.

October 15, 2004

The Investors anticipate that we can structure the Tender Offer and capitalize Newco in a manner similar to the structure we had discussed with your counsel in connection with our Prior Proposal. We believe that our proposed structure does not constitute a “Change of Control” under, and thus will not trigger the mandatory redemption provisions of, the Company’s Indenture dated as of May 14, 1998, HSBC Bank, USA as Trustee (the “Indenture”).

In view of the change-in-control provisions of the Company’s current credit agreement with Bank of America Business Capital (f/k/a Fleet Capital Corporation) (the “Lender”), the Investors will need to negotiate with the Lender a mutually acceptable amendment to that agreement to take effect at the closing of the Merger. The Lender has provided us a signed commitment letter relating to the acquisition of the Company pursuant to our Prior Proposal, and we will confirm with the Lender immediately that it does not object to the change in structure of our acquisition proposal.

This current proposal is not conditioned on any agreement with James R. Tennant, the Company’s CFO and chairman. The Investors expect that, in connection with the Tender Offer, holders of the Company’s outstanding stock options which are in the money by reference to the Purchase Price will be offered a cash-out for the spread. Pending the execution of the Successor Agreement, this proposal is non-binding.

Please feel free to contact Ellen Havdala at EGI, directly or through your advisers, if you need any clarification of the above or wish to discuss it. We look forward very much to working with you.

Very Truly Yours,

EQUITY GROUP INVESTMENTS, L.L.C.		TRIYAR CAPITAL, LLC

By:	/s/ Ellen Havdala	By:	/s/ Mark Weber
	Ellen Havdala Managing Director		Mark Weber Managing Director

/s/ Joseph Gantz
Joseph Gantz